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                                                                                                          --------------------------
                                                                                                                 OMB APPROVAL
                                                                                                          --------------------------
------                                                                                                    OMB Number:      3235-0104
FORM 3                                                                                                    Expires:  January 31, 2005
------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 Estimated average burden
                                                        WASHINGTON, DC 20549                              hours per response.... 0.5
                                                                                                          --------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*  | 2. Date of Event Requiring Statement
                                          |    (Month/Day/Year)
   EDWARDS     JOHNNY                     |    AUGUST 20, 2002
------------------------------------------|-----------------------------------------------------------------------------------------
(Last)        (First)       (Middle)      | 3. I.R.S.           | 4. Issuer Name AND Ticker             | 6. If Amendment, Date
                                          |    Identification   |    or Trading Symbol                  |    of Original
   400 N. SAM HOUSTON PARKWAY E. #400     |    Number of        |                                       |    (Month/Day/Year)
------------------------------------------|    Reporting Person,|    CDIS                               |
               (Street)                   |    if an entity     |                                       |
                                          |    (voluntary)      |---------------------------------------|---------------------------
   HOUSTON       TEXAS          77060     |                     | 5. Relationship of Reporting Person(s)| 7. Individual or
------------------------------------------|                     |    to Issuer (Check all applicable)   |    Joint/Group Filing
(City)          (State)          (Zip)    |                     |                                       |    (Check Applicable Line)
                                          |                     |           Director       10% Owner    |
                                          |                     |     -----           -----             |    X   Form filed by
                                          |                     |           Officer (give title below)  |  ----- One Reporting
                                          |                     |     -----                             |        Person
                                          |                     |       X   Other (specify below)       |
                                          |                     |     -----                             |        Form filed by
                                          |                     |     President - Subsidiary            |  ----- More than One
                                          |                     |     --------------------------------  |        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Amount of Securities  |  3. Ownership Form: |  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     |     Beneficially Owned    |     Direct (D) or   |     (Instr. 5)
                                  |     (Instr. 4)            |     Indirect (I)    |
                                  |                           |     (Instr. 5)      |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
1. Cal Dive International, Inc.   |                           |                     |
   Common Stock                   |         1317              |     D               |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
2. Cal Dive International, Inc.   |                           |                     |
   Common Stock                   |     3020.529              |     D               |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
 #1 Employee Stock Purchase Plan  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
 #2 401(k) Retirement Plan        |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                  PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
                               RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                                                                              (Over)
                                                                                                                      SEC 1473(7-02)
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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative | 2. Date Exercisable    |  3. Title and Amount of Securities   |4. Conversion  |5. Ownership |6. Nature of
   Security (Instr. 4) |    and Expiration Date |     Underlying Derivative Securities |   or Exercise |   Form of   |   Indirect
                       |    (Month/Day/Year)    |     (Instr. 4)                       |   Price of    |   Derivative|   Beneficial
                       |                        |                                      |   Derivative  |   Security: |   Ownership
                       |                        |                                      |   Security    |   Direct    |   (Instr. 5)
                       |                        |                                      |               |   (D) or    |
                       |------------------------|--------------------------------------|               |   Indirect  |
                       |            |           |                       | Amount or    |               |   (I)       |
                       | Date       | Expiration|                       | Number of    |               |   (Instr. 5)|
                       | Exercisable| Date      |         Title         | Shares       |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:


                                                                                                /s/ JOHNNY EDWARDS           8/29/02
                                                                                          ---------------------------------  -------
                                                                                          **Signature of Reporting Person     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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